UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 26, 2006

Fortress America Acquisition Corporation
(Exact name of registrant as specified in its charter)

Delaware	000-51426	20-2027651
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

4100 North Fairfax Drive, Suite 1150 Arlington, Virginia	22203-1664
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (703) 528-7073

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (See General Instruction A.2. below):

☐ Written communication pursuant to Rule 245 under the Securities Act (17 CFR 230.425)
☒ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchanged Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

Amendment to Membership Purchase Agreement

As previously disclosed, on June 5, 2006, Fortress America Acquisition Corporation (“FAAC”) entered into a Membership Interest Purchase Agreement (the “Purchase Agreement”) with VTC, L.L.C. (“VTC”), Vortech, LLC (together with VTC, the “Companies”), Thomas P. Rosato (“Rosato”) and Gerard J. Gallagher (together with Rosato, the “Members”), pursuant to which FAAC will acquire (the “Acquisition”) all of the issued and outstanding membership units of the Companies from the Members.

On June 26, 2006, FAAC and the other parties to the Purchase Agreement entered into an Amended and Restated Membership Interest Purchase Agreement, pursuant to which the cash portion of the initial purchase consideration was reduced from $19.0 million to $11.0 million, the portion the initial purchase consideration consisting of convertible promissory notes was increased from $8.0 million to $10.0 million and the portion of the initial purchase consideration consisting of FAAC common stock was increased from approximately $11.5 million to approximately $17.5 million (subject, in both cases, to a dollar for dollar reduction for assumed debt up to a maximum of $161,000). As a result of the increase in value of the initial purchase consideration consisting of FAAC common stock, the maximum number of shares of FAAC common stock issuable at closing has increased from 2,107,385 to 3,205,128. The aggregate initial purchase consideration remained unchanged at $38.5 million.

In addition, the composition of the portion of the initial purchase consideration placed into escrow has changed in proportion to the changes in the composition of the initial purchase consideration. The consideration placed into escrow has changed from approximately $2.7 million in cash and 207,788 shares of FAAC common stock to 2,197,802 shares of FAAC common stock.

Item 7.01 Regulation FD Disclosure

The information contained in this Item 7.01 shall not be deemed to be incorporated by reference in any filings under the Securities Act of 1933, as amended.

Press Release

On June 27, 2006, FAAC issued a press release announcing it had entered into the Amended and Restated Purchase Agreement with the Companies and the Members. A copy of the press release is attached hereto as Exhibit 99.1.

Additional Information

FAAC plans to hold presentations for certain of its stockholders regarding the Acquisition. At such presentations, the slide show presentation attached to this Current Report on Form 8-K as Exhibit 99.2 will be distributed to participants. Stockholders of FAAC, and other interested persons, are advised to read, when available, FAAC’s preliminary proxy statement and definitive proxy statement (collectively, “Proxy Statements”) in connection with FAAC’s solicitation of proxies for the special meeting of stockholders to be held in connection with the Acquisition because these Proxy Statements will contain important information. The definitive proxy statement will be mailed to stockholders as of a record date to be established for voting on the Acquisition. The Proxy Statements, once available, can also be obtained without charge at the Securities and Exchange Commission’s internet site at (http://www.sec.gov). Stockholders will also be able to obtain a copy of the definitive proxy statement, without charge, by directing requests to: Fortress America Acquisition Corporation, 4100 Fairfax Drive, Suite 1150, Arlington, Virginia 22203.

FAAC and its directors and executive officers may be deemed to be participants in the solicitation of proxies for the special meeting of FAAC stockholders to be held to approve the Acquisition. Information regarding FAAC and its directors and executive officers is available in FAAC’s Annual Report on Form 10-KSB for the year ended December 31, 2005, filed with the Securities and Exchange Commission on March 31, 2006, and such information will be available in the Proxy Statements. No person other than FAAC has been authorized to give any information or to make any representations on behalf of FAAC or the Companies in connection with the Acquisition, and if given or made, such other information or representations must not be relied upon as having been made or authorized by FAAC.

Item 9.01 Financial Statements and Exhibits

(c) Exhibits

10.1
Amended and Restated Membership Interest Purchase Agreement dated June 26, 2006 by and among Fortress America Acquisition Corporation, VTC, L.L.C., Vortech, LLC, Thomas P. Rosato and Gerard J. Gallagher

99.1	Press Release dated June 27, 2006, announcing the execution of the Amended and Restated Membership Interest Purchase Agreement

99.2	Slide Show Presentation

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Fortress America Acquisition Corporation
(Registrant)

Date: June 27, 2006	By:	/s/ Harvey L. Weiss
Harvey L. Weiss
Chief Executive Officer

Exhibit Index

Exhibit No.	Document

10.1
Amended and Restated Membership Interest Purchase Agreement dated June 26, 2006 by and among Fortress America Acquisition Corporation, VTC, L.L.C., Vortech, LLC, Thomas P. Rosato and Gerard J. Gallagher

99.1	Press Release dated June 27, 2006, announcing the execution of the Amended and Restated Membership Interest Purchase Agreement

99.2	Slide Show Presentation